Filed under Rule 424(b)(3), Registration Statement No. 333-169633

Pricing Supplement No 13 - Dated Friday, June 21, 2013 (Prospectus Dated September 29, 2010 and Prospectus Supplement Dated November 13, 2012)

CUSIP Number	Principal Amount		Selling Price	Gross Concession	Net Proceeds		Interest Rate Basis	Index Spread Maturity	Initial Interest Rate	Interest Reset Dates	Maximum Interest Rate	Mimimum Interest Rate	Day Count Basis	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	Survivor’s Option
26442KAN6	[	]	100.000%	1.800%	[	]	LIBOR	1.00% 3 Months	LIBOR in effect on 07/03/13	Mar and Jun and Sep and Dec 15th of each year, subject to adjustment pursuant to the following business day convention	N/A	N/A	Actual/360	Quarterly	09/15/2023	09/15/2013	Yes

Floating Details:

Redemption Information: Non-Callable

Duke Energy Corporation	Trade Date: Monday, July 1, 2013 @ 12:00 PM ET	Duke Energy Corporation
	Settlement Date: Friday, July 5, 2013	Duke Energy InterNotes
	Minimum Denomination/Increments: $1,000.00/$1,000.00	Due One Year or More from Date of Issue
	Initial trades settle flat and clear SDFS: DTC Book Entry only	Prospectus Supplement Dated November 13, 2012
	DTC Number 0235 via RBC Dain Rauscher Inc.	to Prospectus Dated September 29, 2010

Agents: BofA Merrill Lynch, Incapital, LLC, Citigroup, Edward D. Jones & Co., L.P., Morgan Stanley, RBC Capital Markets, LLC, UBS Investment Bank, Wells Fargo Advisors, LLC

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in the Prospectus Supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.